EXHIBIT 99.1

CERIDIAN

News Release

Trish Scorpio
612/853-4717

CERIDIAN FIRST QUARTER RESULTS EXCEED EXPECTATIONS

Ronald L. Turner Named Chairman of the Board

Quarter Highlights:

  •
  EPS from operations, prior to special charges, were $.24.

  •
  Cash EPS, prior to special charges, were $.32.

  •
  Revenue totaled $361.8 million.

  •
  Customer retention in HR business exceeds plan.

  •
  Company reports net special charges of $30.5 million.

    MINNEAPOLIS, April 19, 2000—Ceridian Corporation (NYSE: CEN) today reported first quarter 2000 net earnings from operations of $35.5 million (excluding first quarter special charges), or $.24 per diluted share of common stock, on revenue of $361.8 million. In the first quarter of 1999, Ceridian reported net earnings of $41.8 million, or $.28 per diluted share of common stock, on revenue of $321.4 million. First quarter 2000 cash earnings per share (defined as net income plus amortization of goodwill and other intangibles related to acquisitions), excluding the first quarter special charges, were $.32. First quarter 1999 cash earnings per share also were $.32.

    In addition, Ceridian reported special charges of $44.7 million for the first quarter of 2000, primarily to improve customer service and the quality of operations in the human resource business. Included in the special charges are cash expenditures of $26.4 million, primarily for severance costs, and asset write-downs of $18.3 million. These special charges are offset in part by a recovery of $14.2 million of unused reserves from prior years that are now considered excess, reducing the net special charges to $30.5 million. Including the net special charges, the first quarter 2000 earnings were $16.8 million or $.12 per diluted share of common stock.

    Ceridian also announced today that Ronald L. Turner, Ceridian's president and chief executive officer, has been named chairman of its Board of Directors, effective May 1, 2000. Turner has been a member of Ceridian's Board of Directors since July 1998 and succeeds Lawrence Perlman, who served as the Company's chief executive officer from 1990 through 1999, and who serves as chairman of Ceridian's Board until he retires from the Company on April 30, 2000.

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    "We are pleased with the operating performance in each of our businesses during the first quarter," said Turner. "We are especially encouraged by the performance of the human resource business. The major initiatives we announced earlier this year to invest in the future of the U.S. payroll business are on track. Customer retention rates in the human resource business during the first quarter were higher than we expected, and orders were up from the fourth quarter of 1999."

    "Ceridian has three strong business segments that are currently leaders in their respective industries and have tremendous growth prospects," added Turner. "Within the next two weeks, Comdata expects to acquire the remaining interest in Stored Value Systems, its majority-owned provider of specialty cards used by retailers for gift certificates, customer returns and debit purposes. We are continuing to build shareholder value in Ceridian by improving the Company's operations, and we will continue to evaluate other appropriate options."

    Ceridian Corporation (www.ceridian.com) is a leading information services company that serves the human resources, transportation and media information markets. Ceridian's human resource business offers HR/benefits solutions that help organizations maximize their investment in people. Its Comdata business is a provider of transaction processing and information services to the transportation and other industries, and its media services business, Arbitron, is a research company serving the media industry.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this report that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian's filings with the Securities and Exchange Commission, including those factors discussed on pages 15 through 18 of Ceridian's 1999 Annual Report to Stockholders, which is incorporated by reference into Item 7 of Ceridian's Annual Report on Form 10-K for the year ended December 31, 1999, which discussion is also incorporated herein by reference.

    Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Ceridian Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in millions, except per share data)

	For Periods Ended March 31, Three Months
	2000	1999
Revenue	$361.8	$321.4
Costs and Expenses
Cost of revenue	166.6	144.8
Selling, general and administrative	108.3	92.6
Research and development	18.5	18.6
Other expense (income)	32.2	0.6
Total costs and expenses	325.6	256.6
Earnings before interest and taxes	36.2	64.8
Interest income	1.0	1.7
Interest expense	(9.9)	(0.9)
Earnings before income taxes	27.3	65.6
Income tax provision	10.5	23.8
Net earnings	$16.8	$41.8
Basic earnings per share	$0.12	$0.29
Diluted earnings per share	$0.12	$0.28
Shares used in calculations (in thousands)
Weighted average shares (basic)	144,787	144,086
Dilutive securities	738	5,025
Weighted average shares (diluted)	145,525	149,111

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Ceridian Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)

	March 31, 2000	December 31, 1999
Cash and equivalents	$86.8	$59.4
Receivables	475.9	460.4
Other assets	1,545.0	1,540.1
Total assets	$2,107.7	$2,059.9
Debt	$591.1	$611.3
Other liabilities	651.9	605.9
Stockholders' equity	864.7	842.7
Total liabilities and stockholders' equity	$2,107.7	$2,059.9

CERIDIAN
Revenue Comparisons
Actual
($M)

	First Quarter
	2000	1999
Human Resources Services	$233.8	$204.3
Arbitron	52.2	49.6
Comdata Corporation	75.8	67.5
Total	$361.8	$321.4

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Ceridian Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Pro Forma)
(Unaudited)
(Dollars in millions, except per share data)

	For Periods Ended March 31, 2000
	Pro Forma	Unusual Charges	As Reported
Revenue	$361.8		$361.8
Costs and Expenses
Cost of revenue	166.6		166.6
Selling, general and administrative	108.3		108.3
Research and development	18.5		18.5
Other expense (income)	1.7	$30.5	32.2
Total costs and expenses	295.1	30.5	325.6
Earnings before interest and taxes	66.7	(30.5)	36.2
Interest income	1.0		1.0
Interest expense	(9.9)		(9.9)
Earnings before income taxes	57.8	(30.5)	27.3
Income tax provision	22.3	(11.8)	10.5
Net earnings	$35.5	$(18.7)	$16.8
Basic earnings per share	$0.25		$0.12
Diluted earnings per share	$0.24		$0.12
Shares used in calculations (in thousands)
Weighted average shares (basic)	144,787		144,787
Dilutive securities	738		738
Weighted average shares (diluted)	145,525		145,525

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